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                              "C-TEC Letterhead"          Exhibit 99


FOR IMMEDIATE RELEASE
May 16, 1995


Contacts: C-TEC:         Valerie Haertel (Investor Relations) (609)734-3816
                         Carrie Thorpe (Public Relations) (717)825-1177


          Twin County    Susan Yee (610)261-5000



                      C-TEC INITIATES TWIN COUNTY MERGER


PRINCETON, N.J. - C-TEC Corporation (Nasdaq: CTEX, CTEXB) and Twin County Trans Video, Inc. of Northampton, Pennsylvania, announced the first step toward the closing of their previously announced merger, whereby Twin County will merge with C-TEC Cable Systems, a C-TEC subsidiary. In this first step, C-TEC has secured a minority interest in Twin County pursuant to the Merger Agreement. In addition, C-TEC is assuming overall responsibility for Twin County's day to day operations in accordance with the terms of a Management Agreement.

The merger of Twin County with C-TEC is expected to be completed by year-end. Pursuant to the Merger Agreement, the Twin County shareholders will receive either newly authorized convertible preferred stock of C-TEC Corporation or exchangeable preferred stock of C-TEC Cable Systems, Inc. for the Twin County shares owned at the time of the completion of the merger.

Twin County, founded by Bark Lee and Stella Yee, is the largest competitive cable operation in the country serving 74,000 subscribers in the greater Lehigh Valley area. Founded in 1962, its operations are strategically situated within 75 miles of the New York, Philadelphia, and Wilkes-Barre metropolitan areas. C-TEC Cable Systems and Commonwealth Telephone Company operations surround its service territory.

C-TEC's Chairman and Chief Executive Officer, David C. McCourt, said "C-TEC is fortunate to be able to welcome Twin County Cable's subscribers to one of C-TEC's core businesses. Not only will C-TEC continue to provide outstanding customer service to Twin County customers, but we will also be able to offer an even broader range of diversified and value-added services going forward."
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1st add/C-TEC Corporation/5-15-95

Susan Yee, Twin County's Chief Operating Officer, noted, "In the current competitive telecommunications environment, C-TEC was our first choice. Twin County customers will continue to benefit from a superior customer service philosophy and dedication to technological advancements in the telecommunications market. Both Twin County and C-TEC have made significant investments in fiber in order to provide customers with the most advanced services available."

C-TEC Corporation, with headquarters in Princeton, New Jersey, is a diversified telecommunications and high-technology company. In addition to being the 30th largest cable provider, C-TEC is also the nations 20th largest telephone company serving over 220,000 main access lines in Pennsylvania. C-TEC also recently announced the signing of a definitive agreement to acquire Buffalo Valley Telephone (BVT) which serves 17,000 access lines in Lewisburg, Pennsylvania.
The closing of the transaction is subject to regulatory approvals, BVT and C-TEC shareholder approvals, a registration statement (with respect to convertible preferred stock being offered to BVT shareholders) being declared effective by the Securities Exchange Commission and other conditions.

Other C-TEC businesses include Commonwealth Long Distance, a long distance telephone provider, Commonwealth Communications, Inc., and international engineering and technical services business, and C-TEC International, Inc. which owns a 40 percent interest in Megacable, Mexico's second largest television operation with over 174,000 subscribers and over 900,000 under franchise.


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Photo Caption:

C-TEC Chairman and CEO, David C. McCourt with Twin County Trans Video Inc. Principals, Bark Lee Yee and Stella Yee, at C-TEC headquarters in Princeton, N.J., signing the Merger Agreement.